Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

April 1, 2014

AMC Entertainment, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Ladies and Gentlemen:

We have acted as counsel to AMC Entertainment Inc., a Delaware corporation (the “Company”), and the guarantors listed on Schedule 1 hereto (collectively, the “Covered Guarantors”) and Schedule 2 hereto (the “Other Guarantors” and together with the Covered Guarantors, the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $375,000,000 aggregate principal amount of 5.875% Senior Subordinated Notes due 2022 (the “Exchange Notes”) of the Company. The Exchange Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 5.875% Senior Subordinated Notes due 2022 issued on February 7, 2014 (the “Original Notes”) pursuant to the Registration Rights Agreement, dated as of February 7, 2014 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for several initial purchasers (the “Exchange Offer”). The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture (the “Indenture”), dated as of February 7, 2014, among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by the Guarantors pursuant to notations of guarantees attached to the Exchange Notes (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; (v) the Guarantees; and (vi) such corporate and limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

We have also assumed for purposes of this opinion that: (i) each of the Other Guarantors and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has the requisite organizational and legal power and authority to enter into and perform its obligations under the Indenture and the Guarantees, as applicable, (ii) the execution, delivery and performance by each of the Other Guarantors and the Trustee of each of the Indenture and the Guarantees, as applicable, have been duly authorized by all necessary action on the part of each such entity and (iii) each of the Indenture and the Guarantees, as applicable, has been duly and validly executed and delivered by such entity under the laws of the jurisdiction in which it is organized.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.             When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and the Exchange Offer, the Exchange Notes will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

2.             When the Registration Statement has become effective and the Exchange Notes have been duly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and the Exchange Offer and when the Guarantees have been duly executed and delivered by the Guarantors, each Guarantee will be validly issued and will constitute the legal, valid and binding obligations of the applicable Guarantor, enforceable against it in accordance with their terms.

Each opinion expressed above with respect to legality, validity, binding effect and enforceability is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York, the corporate and limited liability company laws of the State of Delaware, the corporate laws of the State of California, the corporate laws of the District of Columbia, the limited liability company laws of the State of Florida and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Schedule 1

Covered Guarantors

AMC Concessionaire Services of Florida, LLC

AMC Theatres of New Jersey, Inc.

Club Cinema of Mazza, Inc.

LCE AcquisitionSub, Inc.

LCE Mexican Holdings, Inc.

Loews Citywalk Theatre Corporation

Rave Reviews Cinemas, L.L.C.

Wanda AMC Releasing, LLC

Schedule 2

Other Guarantors

AMC Card Processing Services, Inc.

AMC ITD, Inc.

AMC License Services, Inc.

American Multi-Cinema, Inc.